Exhibit 10.2

SECOND AMENDED AND RESTATED PROMISSORY NOTE
(Acquisition/Revolving Line of Credit)
(LIBOR Rate)

$500,000,000.00	Charlotte, North Carolina

February 5, 2003

FOR VALUE RECEIVED, SONIC AUTOMOTIVE, INC., a Delaware corporation (“Borrower”), whose address is 6415 Idlewild Road, Suite 109, Charlotte, North Carolina 28212, promises to pay to FORD MOTOR CREDIT COMPANY, a Delaware corporation, (“Lender”), or order, at 6302 Fairview Road, Suite 500, Charlotte, North Carolina 28210, or at such other place as Lender may from time to time in writing designate, in lawful money of the United States of America, the principal sum of FIVE HUNDRED MILLION AND 00/100 DOLLARS ($500,000,000.00), or so much thereof as may be advanced from time to time, together with interest, adjusted monthly, on the principal balance outstanding from time to time (the “Principal Balance”), in like money, from the Effective Date (as defined herein) of this Second Amended and Restated Promissory Note (this “Note”), to and including the Termination Date, at the LIBOR Rate (as defined in the Agreement) plus two and fifty-five hundredths percent (2.55%) per annum.

Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Second Amended and Restated Credit Agreement dated as of February 5, 2003, among Borrower, the Lenders, Ford Credit, as Agent, and certain other lender parties thereto (the “Agreement”).

The term “Effective Date” means February 5, 2003.

Borrower promises to pay interest on the unpaid principal balance outstanding until such principal amount is paid in full, at the Applicable LIBOR Rate, and payable at such times as are specified in the Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Agent under the Agreement, in same day funds. Each Advance owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Note; provided, however, that the failure of the Lender to make any such recordation or endorsement will not affect the Obligations of the Borrower under this Note.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Agreement. The Agreement, among other things, (i) provides for the making of Advances by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated

events and (iii) contains provisions for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Obligations of Borrower under this Note and the Loan Documents, and the obligations of the Dealership Guarantors and any other parties to the loan are secured by the Collateral as provided in the Loan Documents.

In no circumstance may the aggregate principal amount of all Advances outstanding under the Notes and Letters of Credit exceed the Aggregate Commitments or the Maximum Availability.

IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note under seal, the day and year first above written.

SONIC AUTOMOTIVE, INC., a Delaware corporation
By:	/s/ THEODORE M. WRIGHT	(SEAL)

Name:	Theodore M. Wright
Title:	President

[SIGNATURE PAGE TO PROMISSORY NOTE]

SCHEDULE OF REVOLVING LOANS AND PAYMENTS OR PREPAYMENTS

Date	Amount of Advance	Principal Paid or Prepaid	Amount of Unpaid Principal Balance	Notation Made By